Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the Metsera, Inc. 2023 Equity Incentive Plan, the Metsera, Inc. 2025 Incentive Award Plan, and the Metsera, Inc. 2025 Employee Stock Purchase Plan of Metsera, Inc. of our report dated November 4, 2024 (except Note 14, as to which the date is January 27, 2025), with respect to the consolidated financial statements of Metsera, Inc. included in its Registration Statement (Form S-1 No. 333-284225) and related Prospectus, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Iselin, New Jersey

February 4, 2025